Exhibit 21.1

3D Systems Corporation

List of Subsidiaries at December 31, 2011

The following table sets forth the name and state or other jurisdiction of incorporation of the Company’s subsidiaries. Except as otherwise indicated, each subsidiary is owned, directly or indirectly, by the Company.

Name	Jurisdiction of Incorporation
3D Canada Company	Canada
3D Holdings, LLC	Delaware
3D Systems S.A.	Switzerland
3D Systems, Inc.	California
3D Systems Europe Ltd.	United Kingdom
3D Systems GmbH	Germany
3D Systems France SARL	France
3D Systems Italia S.r.l.	Italy
3D Capital Corporation	California
3D Systems Asia Pacific, Ltd.	California
3D European Holdings Ltd.	United Kingdom
OptoForm LLC*	Delaware
3D Systems Japan K.K.	Japan
MQast, LLC	California
Bits From Bytes, Ltd.	United Kingdom
Provel, S.r.l.	Italy
3D Systems Asia-Pacific Pty Ltd	Australia
XYZ Innovation Pty Ltd	Australia
Freedom of Creation B.V.	The Netherlands
3D Systems Benelux	The Netherlands
Quickparts.com, Inc.	Delaware
3D Systems India, Inc.	Delaware
Three D Sycode India Private Limited	India

*	We directly or indirectly own 60% of the outstanding interests.